EXHIBIT 23.03(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Post-Effective Amendment No. 3 to Registration Statement No. 333-109122 on Form S-1 for Global Macro Trust (the “Trust”) of our report dated February 27, 2006, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2005 and 2004, and the related statements of operations, changes in trust capital, and financial highlights for the years then ended, as filed with the Securities and Exchange Commission on or about April 11, 2006, appearing in the Prospectus which is a part of such Post-Effective Amendment.

We also consent to the reference to us under the heading “Experts” in such Prospectus appearing in the Post-Effective Amendment referenced above.

/s/ Deloitte & Touche LLP

New York, New York

April 11, 2006